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                                                                     EXHIBIT 5.2

                             SUB-ADVISORY AGREEMENT


          Agreement made as of this ___ day of _______, 1996, between BBOI Worldwide LLC ("BBOI Worldwide"), a Delaware limited liability company, and Bank of Ireland Asset Management (U.S.) Limited ("BIAM"), an Irish corporation.

          WHEREAS, BBOI Worldwide has entered into an Investment Advisory Agreement (the "Advisory Agreement") with Berger/BIAM Worldwide Portfolios Trust ("Worldwide Portfolios"), a Delaware business trust and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to Berger/BIAM International Portfolio (the "Portfolio"), a separate series of Worldwide Portfolios; and

          WHEREAS, BBOI Worldwide desires to delegate to BIAM its duties and responsibilities for providing investment advisory services to the Portfolio, and BIAM is willing to accept such delegation and to render such investment advisory services.

          NOW, THEREFORE, the parties agree as follows:

          1. DELEGATION. Pursuant to Section 13 of the Advisory Agreement, BBOI Worldwide hereby delegates to BIAM all the duties and responsibilities required to be performed

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by BBOI Worldwide for the Portfolio pursuant to Section 2 of the Advisory
Agreement. BIAM hereby accepts such delegation and agrees to perform such duties and assume such responsibilities, subject to the oversight of BBOI Worldwide and the trustees of Worldwide Portfolios (the "Trustees"). No provision of this Agreement shall relieve BBOI Worldwide of its duties or responsibilities under the Advisory Agreement, and BBOI Worldwide shall appropriately oversee, monitor and evaluate BIAM's performance of its duties and responsibilities under this Agreement.

          2. FURTHER OBLIGATIONS. In all matters relating to the performance of this Agreement, BIAM shall act in conformity with Worldwide Portfolios' Trust Instrument, Bylaws and currently effective registration statement under the 1940 Act and any amendments or supplements thereto (the "Registration Statement") and with the written policies, procedures and guidelines of the Portfolio, written instructions from the Trustees based on resolutions duly adopted by the Trustees, and written instructions from BBOI Worldwide, officers of Worldwide Portfolios, and/or the Sub-Administrator (as defined in the Advisory Agreement) and comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended, the rules thereunder, and all other applicable federal and state laws and regulations. BBOI Worldwide agrees to provide to BIAM copies of Worldwide

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Portfolios' Trust Instrument, Bylaws, Registration Statement, written policies, procedures, and guidelines, written instructions of the Trustees based on resolutions duly adopted by the Trustees, and written instructions from BBOI Worldwide, officers of Worldwide Portfolios, and the Sub-Administrator, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective. BIAM may perform its services through any qualified employee, officer or agent of BIAM, and BBOI Worldwide and Worldwide Portfolios shall not be entitled to the efforts, advice, recommendations or judgment of any specific person.

          3. OBLIGATIONS OF BBOI WORLDWIDE. BBOI Worldwide shall have the following obligations under this Agreement:

          (a) To keep BIAM continuously and fully informed (or cause the custodian of the Portfolio's assets to keep BIAM so informed) as to the composition of the investment portfolio of the Portfolio, cash requirements and cash available for investment in the Portfolio and the nature of all of the Portfolio's assets and liabilities;

          (b) To furnish BIAM with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public

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     accountants and with copies of any financial statements or reports made to the Portfolio's investors or to any governmental body or securities exchange;

          (c) To furnish BIAM with any further materials or information which BIAM may reasonably request to enable it to perform its function under this Agreement;

          (d) To compensate BIAM for its services in accordance with the provisions of Section 4 hereof.

          4. COMPENSATION. BBOI Worldwide shall pay to BIAM for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.45% of the average daily net asset value of the Portfolio. This fee shall be computed and accrued daily and payable monthly on the last day of each month during which or part of which this Agreement is in effect. BIAM reserves the right to waive or reimburse all or any portion of its fees hereunder. BIAM hereby waives all fees payable under this Agreement during the four-year period beginning on the date on which shares of the first series of Berger/BIAM Worldwide Funds Trust that invests all of its investable assets in the Portfolio are first offered to the public (the "Launch Date") and ending on the fourth anniversary of the Launch Date, or such other shorter period as the Board of Managers of BBOI Worldwide may determine, PROVIDED that such waiver shall not apply to any fees for services in respect of the

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assets in the Portfolio which are assets of those clients of BIAM designated as
"Converted Clients" on ATTACHMENT A, and FURTHER PROVIDED that such waiver shall no longer apply as of the date on which BIAM and Berger Associates, Inc. ("Berger") agree that The Governor and Company of the Bank of Ireland shall withdraw its application for approval by the Board of Governors of the Federal Reserve System for BIAM or a designated affiliate to acquire a 50% interest in BBOI Worldwide.

          5. EXPENSES AND EXCLUDED EXPENSES. BIAM shall pay all its own costs and expenses incurred in rendering the services required under this Agreement. Notwithstanding any other provision hereof, it is expressly agreed that BIAM shall not be responsible to pay, directly or on behalf of the Portfolio, any of the Portfolio's expenses, including without limitation the expenses described in
Section 7(a) through (j) of the Advisory Agreement, which expenses shall remain Worldwide Portfolios' own obligation and responsibility to pay.

          6. BROKERAGE COMMISSIONS. For purposes of this Agreement, brokerage commissions paid by the Portfolio upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Portfolio and shall be paid by the Portfolio. Absent instructions from BBOI Worldwide or Worldwide Portfolios to the contrary, BIAM

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shall place all orders for the purchase and sale of securities for the Portfolio with brokers and dealers selected by BIAM. BIAM is authorized and directed to place portfolio transactions for the Portfolio only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, PROVIDED, however, that BIAM may pay a broker an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged for effecting that transaction if BIAM determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibilities of BIAM. BIAM is also authorized to consider sales of shares in any fund investing in the Portfolio as a factor in selecting broker-dealers to execute portfolio transactions for the Portfolio.
In placing portfolio business with such broker-dealers, BIAM shall seek the best execution of each transaction. Subject to the terms of this Agreement and the applicable requirements and provisions of the law, including the 1940 Act and the Securities Exchange Act of 1934, as amended, and in the event that BIAM or an affiliate is registered as a broker-dealer, BIAM may select a broker with which it or any of its

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affiliates or the Portfolio is affiliated.  BIAM or such affiliated broker may effect or execute Portfolio securities transactions on an agency basis, whether on a securities exchange or in the over-the-counter market, and receive compensation from the Portfolio therefor.

          Notwithstanding the foregoing, Worldwide Portfolios shall retain the right to direct the placement of all portfolio transactions, and BBOI Worldwide or the Trustees may establish policies or guidelines to be followed by BIAM in placing portfolio transactions for the Portfolio pursuant to the foregoing provisions. BIAM shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of the Trustees. To the extent consistent with applicable law, purchase or sell orders for the Portfolio may be aggregated with simultaneous purchase or sell orders for other clients of BIAM. Whenever BIAM simultaneously places orders to purchase or sell the same security on behalf of the Portfolio and one or more other clients of BIAM, such orders will be allocated as to price and amount among all such clients in a manner reasonably believed by BIAM to be fair and equitable to each client. BBOI Worldwide and Worldwide Portfolios recognize that, in some cases, this procedure may adversely affect the results obtained for the Portfolio.

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          7.   TERM.  This Agreement shall become effective as of the date first set forth above and shall continue in effect until the last day of April 1998, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of Worldwide
Portfolios or BBOI Worldwide, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees or the affirmative vote of a majority of the outstanding voting securities of the Portfolio.

          8. TERMINATION. This Agreement may be terminated at any time, without penalty, by BBOI Worldwide, the Trustees, or by the holders of interests in the Portfolio acting by vote of at least a majority of its outstanding voting securities, provided in any such case that 60 days' advance written notice of termination be given to BIAM at its principal place of business. This Agreement may also be terminated by BBOI Worldwide or Worldwide Portfolios if BIAM becomes unable to discharge its duties and obligations under this Agreement. This Agreement may be terminated by BIAM at any time, without penalty, by giving

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60 days' advance written notice of termination to BBOI Worldwide and to
Worldwide Portfolios.

          9. ASSIGNMENT AND AMENDMENTS. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be amended by the parties only in a written instrument signed by all parties to this Agreement and only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of Worldwide Portfolios, BBOI Worldwide or its affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities in the Portfolio. Notwithstanding the foregoing, Worldwide Portfolios' Registration Statement and the written policies, procedures and guidelines, and written instructions from the Trustees based on resolutions duly adopted by the Trustees referred to in Section 2 hereof may be amended by Worldwide Portfolios or the Trustees from time to time; PROVIDED, however, that BIAM shall not be obligated to follow any such amendment until BIAM has received such amendment in writing from Worldwide Portfolios, the Trustees or from BBOI Worldwide.

          10. LIMITATION OF LIABILITY OF BIAM. BIAM shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or

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omission taken with respect to the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. BIAM shall be entitled to rely upon any written instructions from the Trustees of Worldwide Portfolios based on resolutions duly adopted by the Trustees, and shall incur no liability to BBOI Worldwide, Worldwide Portfolios or the Portfolio in acting upon such written instructions. In addition, BIAM shall be entitled to rely upon any written instructions from BBOI Worldwide, the Sub-Administrator or officers of Worldwide Portfolios, and shall incur no liability to BBOI Worldwide in acting upon such written instructions. As used in this section, "BIAM" shall include any affiliate of BIAM performing services for the Portfolio contemplated hereunder and managers, directors, officers and employees of BIAM and such affiliates.

          11. INDEMNIFICATION. BBOI Worldwide hereby indemnifies and holds harmless BIAM and its officers, directors, shareholders, employees and agents, and any controlling person thereof, from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising from any action which BIAM takes or

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omits to take pursuant to written instructions from BBOI Worldwide, the Sub-
Administrator, or from officers or Trustees of Worldwide Portfolios, provided that no person shall be indemnified hereunder against any liability to Worldwide Portfolios or its shareholders (or any expenses incident to such liability) arising out of such person's own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

          BBOI Worldwide acknowledges and agrees that BIAM, as the party to whom BBOI Worldwide has delegated pursuant to Section 13 of the Advisory Agreement all of BBOI Worldwide's duties and responsibilities required to be performed by BBOI Worldwide for the Portfolio pursuant to Section 2 of the Advisory Agreement, is a person entitled to indemnification by Worldwide Portfolios pursuant to Section 16 of the Advisory Agreement.

          BIAM hereby indemnifies and holds harmless BBOI Worldwide and Worldwide Portfolios, and each of their Trustees, officers, managers, shareholders, members, employees and agents, and any controlling person thereof, from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising out of BIAM's

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willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties or obligations under this Agreement, provided that no person shall be indemnified hereunder against any liability to Worldwide Portfolios or its shareholders (or any expenses incident to such liability) arising out of such person's own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

          12. ACTIVITIES OF BIAM. The investment advisory services provided by BIAM hereunder are not exclusive, and BIAM is free to render similar services to others so long as its services under this Agreement are not materially adversely affected or otherwise materially impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of BIAM to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar nature or a dissimilar nature.

          13. INDEPENDENT CONTRACTOR. BIAM shall for all purposes hereunder be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent BBOI Worldwide, the

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Portfolio or Worldwide Portfolios in any way, nor otherwise be deemed an agent of, partner or joint venturer with, BBOI Worldwide, the Portfolio or Worldwide Portfolios.

          14. THIRD PARTY BENEFICIARY. The parties expressly acknowledge and agree that Worldwide Portfolios is a third party beneficiary of this Agreement and that Worldwide Portfolios shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if it were a signatory hereto.

          15. NOTICES. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid:

          (a)  To BBOI Worldwide at:

               BBOI Worldwide LLC
               210 University Boulevard
               Denver, Colorado  80206
               Attention:  Berger Associates, Inc.,
                 Gerard M. Lavin, President
               Phone:  (303) 329-0200
               Fax:  (303) 394-4397

          (b)  To BIAM at:

               Bank of Ireland Asset Management
                 (U.S.) Limited
               26 Fitzwilliam Place
               Dublin 2, Ireland
               Attention:  William R. Cotter
               Phone:  011 353 1 661 6433
               Fax:  011 353 1 678 5342

               with a copy to:

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               Bank of Ireland Asset Management
                 (U.S.) Limited
               Two Greenwich Plaza
               Greenwich, Connecticut  06830
               Attention:  Denis Curran
               Phone:  (203) 869-0111
               Fax:  (203) 869-0268

               and

               Debevoise & Plimpton
               555 13th Street, N.W.
               Washington, D.C.  20004
               Attention:  Marcia L. MacHarg
               Phone:  (202) 383-8058
               Fax:  (202) 383-8118

          (c)  To Worldwide Portfolios at:

               Berger/BIAM Worldwide Portfolios Trust
               210 University Boulevard
               Suite 900
               Denver, Colorado  80206
               Attention:  Gerard M. Lavin, President
               Phone:  (303) 329-0200
               Fax:  (303) 394-4397

               with a copy to:

               Davis, Graham & Stubbs LLP
               370 Seventeenth Street
               Suite 4700
               Denver, Colorado  80202
               Attention:  Lester Woodward
               Phone:  (303) 892-9400
               Fax:  (303) 892-7400

          16. CERTAIN DEFINITIONS. As used in this Agreement, the terms "vote of a majority of the outstanding voting securities," "assignment," "approved at least annually," and "interested persons" shall have the same meanings as when used in the 1940 Act (in each case as the 1940 Act is now in effect or hereafter may be amended) and the rules and regulations thereunder, subject to such

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orders, exemptions and interpretations as may be issued by the Securities and
Exchange Commission (the "SEC") under the 1940 Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

          17. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

          18. MISCELLANEOUS. This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

          19. FORM ADV. BBOI Worldwide hereby acknowledges receipt of the Form ADV, Part II which BIAM represents is the most recent version of such form which BIAM has filed with the SEC. BIAM will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to BBOI Worldwide and to Worldwide Portfolios.

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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                   BBOI WORLDWIDE LLC

                                   By:  Berger Associates, Inc.,
                                          its Sole Member

                                   By:
                                        ------------------------------
                                        Name:
                                        Title:


                                   BANK OF IRELAND ASSET
                                        MANAGEMENT (U.S.) LIMITED

                                   By:
                                        ------------------------------
                                        Name:
                                        Title:

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                                                                    ATTACHMENT A





                                CONVERTED CLIENTS